LAW OFFICES OF LEONARD R. GLASS, P.A.
                         45 Central Ave.
                          P.O. Box 579
                  Tenafly, New Jersey 07670-0579
                         (201) 894-9300

                         August 17, 2000

CTC Communications Group, Inc.
220 Bear Hill Rd.
Waltham MA 02451

Re:  Registration Statement on Form S-8 Under the Securities Act of 1933

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 2000 Flexible Stock Plan (4,500,000 shares).(the "Plan" and "Shares" as appropriate). As legal counsel for CTC Communications Group, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that the Shares, when issued and sold in the manner described in and required by the Plan, will be legally and validly issued, fully-paid and non-assessable.

     We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under
Item 5, Interest of Named Experts and Counsel, in the Registration Statement. Leonard R. Glass, Esq., a member of this firm, is a stockholder of CTC Communications Group, Inc.


               Very truly yours,


              /s/ LAW OFFICES OF LEONARD R. GLASS, P.A.
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                  LAW OFFICES OF LEONARD R. GLASS, P.A.